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                                                                       Exhibit 5

                                 March 25, 2003

MTC Technologies, Inc.
4032 Linden Avenue
Dayton, Ohio  45432

Re: 474,599 Shares of Common Stock $0.001 Par Value Per Share Issued Pursuant to the MTC Technologies, Inc. 2002 Equity and Performance Incentive Plan

Ladies and Gentlemen:

                  We are acting as counsel for MTC Technologies, Inc., a Delaware corporation (the "Company"), in connection with the issuance and sale of up to 474,599 shares of Common Stock, $0.001 par value per share, of the Company (the "Shares") pursuant to the MTC Technologies, Inc. 2002 Equity and Performance Incentive Plan (the "Plan").

                  In rendering this opinion, we have examined such documents and records, including an examination of originals or copies certified or otherwise identified to our satisfaction, and matters of law as we have deemed necessary for purposes of this opinion. Based upon the foregoing and subject to the qualifications and limitations stated herein, we are of the opinion that the Shares are duly authorized and, when issued and delivered pursuant to the terms of the Plan against payment of the consideration therefor as provided therein, will be validly issued, fully paid, and nonassessable, provided that such consideration is at least equal to the stated par value of the Shares.

                  Our examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly our opinions herein are limited to, the General Corporation Law of the State of Delaware, including the applicable provisions of the Constitution of the State of Delaware and the reported judicial decisions interpreting such law. We express no opinion with respect to any other law of the State of Delaware or any other jurisdiction.

                  We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement on Form S-8 (the "Registration Statement") filed by the Company to effect registration of the Shares under the Securities Act of 1933 (the "Act"). In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                  Very truly yours,

                                  /s/ Jones Day